As filed with the Securities and Exchange Commission on July 31, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Wallbox N.V.

(Exact name of Registrant as specified in its charter)

The Netherlands	3790	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Carrer del Foc, 68

Barcelona, Spain 08038

Tel: +34 930 181 668

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Wallbox USA Inc.

2240 Forum Dr.,

Arlington, TX 76010

Tel: +1 (888) 787-5780

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew L. Fabens Eric Scarazzo Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166 Tel: (212) 351-4000	Hugo Hernández-Mancha Gibson, Dunn & Crutcher LLP Telephone House, 2-4 Temple Avenue Temple, London EC4Y OHB United Kingdom Tel: +44 20 7071 4000	Michel van Agt Loyens & Loeff N.V. Parnassusweg 300 1081 LC Amsterdam The Netherlands Tel: +31 20 578 57 85

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated July 31, 2026.

PRELIMINARY PROSPECTUS

Wallbox N.V.

Up to 10,521,967 Class A Shares

Up to 3,531,696 Class A Shares Issuable upon Exercise of the Warrants

This prospectus relates to the offer and sale from time to time in one or more offerings by the selling securityholders named in this prospectus or their permitted transferees (collectively, the “selling securityholders”) of up to 13,901,377 Class A ordinary shares, nominal value of €2.40 per share (“Class A Shares”), of Wallbox N.V., a Dutch public limited liability company (naamloze vennootschap) (the “Company”), which consists of up to (i) 10,369,681 Class A Shares issued to certain selling securityholders in connection with the closings on July 1, 2026, June 30, 2026, February 21, 2025, June 2, 2025 and June 17, 2025 of private placement offerings (the “PIPEs” and such shares, the “PIPE Shares”) and (ii) 3,531,696 shares (the “Warrant Shares” and, together with the PIPE Shares, the “Resale Shares”) issuable upon the exercise of (A) 3,301,758 warrants issued to certain selling securityholders in connection with the June 2026 PIPE (as defined herein) pursuant to the warrant agreements (the “2026 Warrant Agreements”) and (B) 229,938 warrants issued to Generac Power Systems, Inc. (“Generac”) pursuant to the warrant agreement entered into in 2025 (the “2025 Warrant Agreement” and, together with the 2026 Warrant Agreements, the “Warrant Agreements”, and the warrants issued thereunder, collectively, the “Warrants”).

In addition, the Company is offering up to 152,286 Class A Shares pursuant to a settlement agreement in lieu of a cash payment, which will be offered at a price calculated by dividing the settlement amount by the volume-weighted average price (“VWAP”) of the Class A shares in the capital of the Company over the five (5) consecutive trading days beginning on the first trading day immediately following the date on which the registration statement on this Form F-1 is declared effective by the U.S. Securities and Exchange Commission, rounded up to the nearest whole share, subject to a minimum issue price equal to the United States dollar equivalent of the €2.40 nominal value of each Class A Share (the “Settlement Shares”).

This prospectus also covers any additional securities that may become issuable by reason of share splits, share dividends or other similar transactions. We are registering the Resale Shares for resale pursuant to the selling securityholders’ registration rights under certain of the agreements between us and the selling securityholders. Our registration of the Resale Shares covered by this prospectus does not mean that the selling securityholders will issue, offer or sell, as applicable, any of the securities. The selling securityholders may offer and sell the Resale Shares covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling securityholders may sell the Resale Shares in the section entitled “Plan of Distribution.”

We will not receive any of the proceeds from the sale of PIPE Shares by the selling securityholders or the offering of Settlement Shares pursuant to this prospectus. Upon any exercise of the Warrants by payment of cash, however, we will receive the cash exercise price paid by the holder of the Warrants. We intend to use those proceeds, if any, for general corporate purposes. However, we may pay certain expenses, other than any underwriting discounts and commissions, associated with the sale of securities pursuant to this prospectus. We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section entitled “Plan of Distribution.”

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 8 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our Class A Shares are listed on The New York Stock Exchange (“NYSE”) under the symbol “WBX.” On July 28, 2026, the closing sale price as reported on NYSE of our Class A Shares was $3.46 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is     , 2026.

ABOUT THIS PROSPECTUS

For investors outside the United States: Neither we nor the selling securityholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our Class A Shares and the distribution of this prospectus outside the United States. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement (and any applicable free writing prospectuses), together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

Neither we, nor the selling securityholders, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and the selling securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the selling securityholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

February 2025 Private Placement

On February 20, 2025, we entered into various subscription agreements with the selling securityholders named herein (the “February PIPE Investors”), pursuant to which the February PIPE Investors agreed to subscribe for, and we agreed to issue to such February PIPE Investors, an aggregate of 26,707,142 Class A Shares each having a nominal value of €0.12, which amount was amended in accordance with the Reverse Stock Split (as defined below) to an aggregate of 1,335,354 Class A Shares each having a nominal value of €2.40 resulting in a price of $7.3960 per share for gross proceeds of approximately $10.0 million (the “February PIPE”). The February PIPE closed on February 21, 2025. This registration statement covers only those shares that remain subject to a restrictive legend and have not yet been de-legended. Of the 1,335,354 Class A Shares issued in the February PIPE, 981,177 shares remain legended and are being registered hereby.

June 2025 Private Placements

On May 29, 2025, we entered into various subscription agreements with the selling securityholders named herein (the “June 2025 PIPE Investors”) pursuant to which the June 2025 PIPE Investors agreed to subscribe for, and we agreed to issue to such June 2025 PIPE Investors, an aggregate of 22,458,944 Class A Shares each having a nominal value of €0.12, which amount was amended in accordance with the Reverse Stock Split (as defined below) to an aggregate of 1,122,945 Class A Shares each having a nominal value of €2.40 resulting in a price of $5.0260 per share for gross proceeds of approximately $5.6 million (the “June 2025 PIPE”). The private placement closed on June 2, 2025. This registration statement covers only those shares that remain subject to a restrictive legend and have not yet been de-legended. Of the 1,122,945 Class A Shares issued in the June 2025 PIPE, 897,000 shares remain legended and are being registered hereby.

On May 30, 2025, we entered into one additional subscription agreement (which was part of the February PIPE) with Entidad Pública Empresarial Sociedad Española para la Transformación Tecnológica (SETT E.P.E.) pursuant to which such investor agreed to subscribe for, and we agreed to issue to such investor, an aggregate of 37,759,630 Class A Shares each having a nominal value of €0.12, which amount was amended in accordance with the Reverse Stock Split (as defined below) to an aggregate of 1,887,981 Class A Shares each having a nominal value of €2.40, at a price of $5.0260 per share for gross proceeds of approximately $9.5 million. The private placement closed on June 17, 2025.

June 2026 Private Placements

On June 26, 2026, we entered into various subscription agreements and warrant agreements with the selling securityholders named herein (the “June 2026 PIPE Investors” and collectively with the February PIPE Investors and the June 2025 PIPE Investors, the “PIPE Investors”), pursuant to which the June 2026 PIPE Investors agreed to subscribe for, and we agreed to issue to such June 2026 PIPE Investors, an aggregate of 6,603,523 Class A Shares at a price of $2.7216 per share for gross proceeds of approximately $18.0 million, and we agreed to grant 3,301,758 Warrants to purchase up to 3,301,758 Class A Shares (the “June 2026 PIPE”). The private placements closed on June 30, 2026 and July 1, 2026.

When we refer to “Wallbox,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Wallbox N.V., a Dutch public limited liability company (naamloze vennootschap), and its consolidated subsidiaries, unless otherwise specified. When we refer to “you,” we mean the potential holders of the applicable series of securities.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the U.S. Securities and Exchange Commission (the “SEC”). The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is www.wallbox.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 20-F for the year ended December 31, 2025, filed with the SEC on April 9, 2026;

•

Our Current Reports on Form 6-K furnished to the SEC on January 14, 2026, February  6, 2026, March 4, 2026, March  13, 2026, April 1, 2026, April  8, 2026, April 20, 2026, April 23, 2026, May 6, 2026, May  7, 2026, May 26, 2026, July  2, 2026, July 6, 2026 and July 30, 2026; and

•

The description of our Class  A Shares contained in our registration statement on Form 8-A filed with the SEC on September 30, 2021 and any amendment or report filed with the SEC for the purpose of updating the description.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus at no cost to the requester. You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Wallbox N.V.

Carrer del Foc, 68

Barcelona, Spain 08038

+1 (404) 574-1504

or

investors@wallbox.com

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

THE COMPANY

Overview

We believe we are a global leader in intelligent electric vehicle charging and energy management solutions. Founded in 2015, we create smart charging systems that combine innovative technology with outstanding design and that manage the communication between user, vehicle, grid, building and charger.

Our mission is to facilitate the adoption of electric vehicles today to make more sustainable use of energy tomorrow. By designing, manufacturing, and distributing charging solutions for residential, business, and public use, we intend to lay the infrastructure required to meet the demands of mass electric vehicle (“EV”) ownership everywhere. We believe our customer-centric approach to our holistic hardware, software, installation and service offering allows us to solve existing barriers to EV adoption as well as anticipate potential future opportunities. We are committed to creating solutions that will not only allow for faster, simpler EV charging but that will also change the way the world uses energy.

Our smart charging product portfolio includes Level 2 alternating current chargers (“Pulsar Plus”, “Pulsar Max”, “Pulsar Pro”, “eM4” and “eMC”) for home and business applications, and direct current (“DC”) fast chargers (“Supernova”) for public applications. We also offer a bi-directional DC charger for the home, which allows users that meet certain criteria to both charge their electric vehicle and use the energy from the car’s battery to power their home or business, or send stored energy back to the grid. Our proprietary residential and business software “myWallbox” gives users and charge point owners complete control over their private charging and energy management activities. Meanwhile, our dedicated semi-public and public charging software platform “Electromaps” enables drivers to locate and transact with all public charging stations registered to its brand-agnostic charger database and also allows charge point operators to manage their public charging stations at scale.

As of December 31, 2025, we had offices across three continents and sold over 1 million chargers across more than 100 countries. Our products are currently manufactured in Spain, Germany, the United States and Morocco. We remain committed to increasing our worldwide presence and believe the EV market will continue to grow as the market continues to mature with new EV offerings, continuous roll-out of charging infrastructure and stricter emissions target in specific regions with the aim of reducing CO2.

Through our vertically-integrated model, we keep development cycles short, enabling an accelerated time to market. Furthermore, we expect our compliance with complex certification requirements paired with our focus on engineering excellence will power our rapid growth as the global supplier of first-class charging products.

We are registered in the Commercial Register of the Netherlands Chamber of Commerce (Kamer van Koophandel) under number 83012559. Our official seat (statutaire zetel) is in Amsterdam, the Netherlands. Our principal executive offices are located at Carrer del Foc, 68 Barcelona, Spain 08038, and our telephone number is +34 930 181 668.

Reverse Stock Split

In July 2025, we effected a reverse stock split of our Class A Shares, the Class B ordinary shares in the capital of the Company (the “Class B Shares”) and the ordinary conversion shares in the capital of the Company at a ratio of one-for-twenty (the “Reverse Stock Split”). Except where the context otherwise requires, share numbers in this prospectus reflect the Reverse Stock Split. As a result of the Reverse Stock Split, the nominal value of our Class A Shares is €2.40 per share.

Recent Developments

In April 2026, the Company signed its comprehensive restructuring plan with the majority of its financial creditors, key shareholders, and a new institutional investor. In connection with the signing, we secured €11 million in interim financing, approximately €5.35 million from financial creditors and €5.65 million under a bridge loan from shareholders. The restructuring plan was formalized in accordance with the Spanish restructuring framework and received court approval from the Commercial Court of Barcelona in May 2026, becoming binding on all affected financial and non-financial creditors. The plan contemplates the refinancing of approximately €169.6 million of our outstanding financial indebtedness, as well as a capital increase.

On June 26, 2026, the Company entered into various subscription agreements and warrant agreements with the June 2026 PIPE Investors, pursuant to which the June 2026 PIPE Investors agreed to subscribe for, and the Company agreed to issue to such June 2026 PIPE Investors, an aggregate of 6,603,523 Class A Shares at a price of $2.7216 per share for gross proceeds of approximately $18.0 million, and we agreed to grant 3,301,758 Warrants to purchase up to 3,301,758 Class A Shares. The private placements closed on June 30, 2026 and July 1, 2026.

On July 6, 2026, the NYSE accepted the Company’s plan to regain compliance with continued listing standards. The Company was given an 18-month cure period to regain conformity by having stockholders’ equity of at least $50 million or an average global market capitalization over a consecutive 30 trading-day period of $50 million. During the plan period, the Class A Shares will continue to be listed and traded on the NYSE, subject to the Company’s compliance with the plan and other applicable listing standards.

THE OFFERING

Issuer	Wallbox N.V.

Resale of Class A Shares

Class A Shares that may be offered and sold from time to time by the selling securityholders	(i) 10,369,681 Class A Shares issued to the PIPE Investors, (ii) 3,531,696 Class A Shares issuable upon the exercise of 3,531,696 Warrants issued to the June 2026 PIPE Investors and Generac (under the 2025 Warrant Agreement) (iii) up to 152,286 Settlement Shares.

Use of proceeds	All of the Class A Shares offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from sales of the PIPE Shares or the Settlement Shares; however, we expect we would receive up to approximately $23 million from the exercise of the Warrants, if exercised at all, unless such Warrants were exercised on a “cashless” basis. We intend to use those proceeds, if any, for general corporate purposes.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. Before deciding whether to invest in our securities, you should carefully consider the risk factors described in our most recent Annual Report on Form 20-F incorporated by reference into this prospectus and in our updates, if any, to those risk factors in our reports on Form 6-K incorporated by reference into this prospectus and all other information contained or incorporated by reference into this prospectus, and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occur, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our securities to decline, resulting in a loss of all or part of your investment. Please also carefully read the section entitled “Cautionary Note Regarding Forward-Looking Statements” included herein and included in our most recent Annual Report on Form 20-F and our updates, if any, to that section in our reports on Form 6-K incorporated by reference into this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “focus,” “forecast,” “intend,” “likely,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “will” and “would,” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Examples of forward-looking statements in this prospectus include, but are not limited to, statements concerning our operations, cash flows, financial position and dividend policy.

Forward-looking statements appear in a number of places in this prospectus including, without limitation, in the sections titled “Operating and Financial Review and Prospects,” and “Information on the Company” included in our Annual Report on Form 20-F. The risks and uncertainties include, but are not limited to:

•	our history of operating losses;

•	our ability to successfully complete our debt restructuring process and achieve profitability;

•	the growth of the global EV market;

•	our ability to realize and manage growth, which may be affected by, among other things, competition;

•	the availability of, and our access to, subsidies and other incentives provided by the public sector in countries or regions where we operate;

•	our ability to produce and deliver products on a timeline to take advantage of such programs;

•	the outcome and timing of the development of our charging and energy management technology and related manufacturing processes;

•	our ability to expand sales and installations of our charging station product;

•	our development of and capital expenditures relating to our manufacturing and production capabilities;

•	the possibility that the expected timeframe for, and other expectations regarding the development and performance of, our products will differ from current assumptions;

•	intense competition in the electric vehicle charging space;

•	inflationary pressures and our ability to raise prices to keep up with inflation;

•	failure to attract and retain key employees and hire qualified management, technical, engineering and sales and business development personnel;

•	legal proceedings;

•	compliance with the continued listing standards of the NYSE;

•	volatility in the market price of our Class A Shares;

•	a loss or disruption with respect to our supply or manufacturing partners;

•	delays in the development of new products and product innovations;

•	geopolitical instability (such as the ongoing conflict between Russia and Ukraine and the ongoing conflict in the Middle East involving Israel and Hamas);

•	our internal control over financial reporting;

•	product recalls or withdrawals, litigation or regulatory enforcement actions and/or material product liability claims;

•	the inability to obtain patents or otherwise protect our technology and intellectual property from unauthorized use by third parties;

•	governmental regulation and other legal obligations related to privacy;

•	data protection and information security, and related governmental enforcement actions, litigation, fines and penalties or adverse publicity; and

•	other economic, business, and/or competitive factors.

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in “Risk Factors” in our Annual Report on Form 20-F incorporated by reference into this prospectus. Accordingly, you should not rely on these forward-looking statements, which speak only as of the date thereof. We undertake no obligation to publicly revise any forward-looking statement to reflect new circumstances or events or to reflect the occurrence of unanticipated events.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to Wallbox as of the date thereof. And while we believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and you are cautioned not to unduly rely on these statements.

Although we believe the expectations reflected in the forward-looking statements were reasonable at the time made, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should carefully consider the cautionary statements contained or referred to in this section in connection with the forward-looking statements contained in this prospectus.

USE OF PROCEEDS

All of the Class A Shares offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from sales of the PIPE Shares or the Settlement Shares; however, we expect we would receive up to approximately $23 million from the exercise of the Warrants. We intend to use those proceeds, if any, for general corporate purposes. We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section titled “Plan of Distribution.”

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2026.

The information in this table should be read in conjunction with the financial statements and notes thereto and other financial information incorporated by reference in this prospectus and any prospectus supplement and the information under “Operating and Financial Review and Prospects” in our Annual Report on Form 20-F and the information included in our Current Report on Form 6-K furnished to the SEC on July 30, 2026. Our historical results do not necessarily indicate our expected results for any future periods.

As of June 30, 2026 Actual (unaudited)
(in thousands)
Cash and cash equivalents	€19,948

Non-Current Liabilities:
Loans and borrowings	140,146

Total Non-Current Debt	€140,146

Equity(1):
Share capital	82,519
Share premium	8,619
Capital reduction reserves	542,972
Accumulated deficit	(722,485)
Other equity components	28,445
Foreign currency translation reserve	368

Total Equity attributable to owners of the Company	(59,562)

Total Adjusted Capitalization(2)	€80,584

(1)

Excludes the impact of shares that are issuable upon (i) the exercise of outstanding options to purchase Class A Shares held by certain of our current and former directors and employees and (ii) the exercise of outstanding warrants. Further, the Company will not receive any of the proceeds from sales of the PIPE Shares or the Settlement Shares; however, we expect we would receive up to approximately $23 million from the exercise of the Warrants, if exercised at all, unless such Warrants were exercised on a “cashless” basis, which proceeds are not reflected in the table above.

(2)	Short-term debt is not reflected in the table above.

SELLING SECURITYHOLDERS

This prospectus relates to the possible offer and sale of selling security holders named herein, from time to time, of up to 13,901,377 Class A Shares, which consists of (i) 10,369,681 PIPE Shares and (ii) 3,531,696 Warrant Shares issuable upon the exercise of the Warrants. The PIPE Investors acquired Class A Shares pursuant to the subscription agreements for the PIPE Shares and acquired Warrants that are exercisable into Class A Shares pursuant to the Warrant Agreements.

The selling securityholders may from time to time offer and sell any or all of the Class A Shares set forth below pursuant to this prospectus. When we refer to the “selling securityholders” in this prospectus, we mean the persons listed in the tables below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the selling securityholders’ interest in our securities after the date of this prospectus.

The following table is prepared based on information provided to us by the selling securityholders. It sets forth the name and address of the selling securityholders, the aggregate number of Class A Shares that the selling securityholders may offer pursuant to this prospectus, and the beneficial ownership of the selling securityholders both before and after the offering. We have based percentage ownership prior to this offering on 23,536,059 Class A Shares outstanding as of July 22, 2026.

The individuals and entities listed below have beneficial ownership over their respective securities. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, Class A Shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

We cannot advise you as to whether the selling securityholders will in fact sell any or all of such Class A Shares. In addition, the selling securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Class A Shares in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law.

Selling securityholder information for each additional selling securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such selling securityholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each selling securityholder and the number of Class A Shares registered on its behalf. A selling securityholder may sell all, some or none of such securities in this offering. See the section titled “Plan of Distribution.”

Name of Selling Securityholder	Class A Shares Beneficially Owned Prior to the Offering	As a % of Class A Shares and, as applicable, Class B Shares outstanding(11)	Number of Class A Shares Being Offered	Class A Shares Beneficially Owned After the Class A Shares are Sold
				Shares	Percent
Generac Power Systems, Inc.(1)	2,789,887	11.42%	229,938	2,559,949	10.58%
ORILLA ASSET MANAGEMENT, S.L.(2).	2,790,451	11.73%	1,770,615	1,019,836	4.33%

Name of Selling Securityholder	Class A Shares Beneficially Owned Prior to the Offering	As a % of Class A Shares and, as applicable, Class B Shares outstanding(11)	Number of Class A Shares Being Offered	Class A Shares Beneficially Owned After the Class A Shares are Sold
				Shares	Percent
Entidad Pública Empresarial Sociedad Española para la Transformación Tecnológica (SETT E.P.E.)(3)	1,887,981	8.02%	1,887,981	—	—%
Inversiones Financieras Perseo, S.L.(4)	2,119,920	8.91%	752,041	1,367,879	5.81%
Enric Asunción Escorsa(5)	1,617,952	6.78%	631,154	986,798	4.16%
Mingkiri, S.L.(6)	1,806,614	7.60%	1,006,684	799,930	3.40%
Consilium, S.L.(7)	1,696,253	7.13%	960,031	736,222	3.13%
AM Gestió, S.L.(8)	1,645,385	6.92%	1,006,684	638,701	2.71%
INSTRUMENTS FINANCERS PER A EMPRESES INNOVADORES, S.L. Unipersonal (IFEM)(9)	3,124,999	12.71%	3,124,999	—	—
FOCUS ON NEXT FRONTIER, S.L.U.(10)	2,531,250	10.38%	2,531,250	—	—

(1)

Consists of 2,789,887 Class A Shares, including (i) 1,904,802 Class A Shares held by Generac Power Systems, Inc. (“Generac”) and (ii) 885,085 Class A Shares issuable upon the exercise of 655,147 Original Warrants and the 229,938 Warrants under the 2025 Warrant Agreement. See the Generac Schedule 13D filed on April 9, 2026, for additional information on shares over which Generac reports it may be deemed to have shared voting power but no dispositive power. The address of the foregoing named beneficial owner is S45 W29290 Hwy 59, Waukesha, Wisconsin 53189, U.S. Jennifer Anderson is an observer of the Board of Directors.

(2)

Consists of (i) 1,019,836 Class A Shares held of record by Orilla Asset Management, S.L. prior to the PIPEs (ii) 1,519,935 Class A Shares purchased by Orilla Asset Management, S.L. in the PIPEs, and (iii) 250,680 Class A Shares issuable upon the exercise of 250,680 Warrants. Francisco José Riberas Mera is the Sole Administrator of Orilla Asset Management, S.L. Investment and voting decisions with respect to the shares held by Orilla Asset Management, S.L. are made by Francisco José Riberas Mera who has sole dispositive power over such shares. The address of Orilla Asset Management, S.L. is Alfonso XII nº 16, Madrid 28014, Spain. Francisco José Riberas is a member of the Board of Directors.

(3)

Consists of 1,887,981 Class A Shares purchased by Entidad Pública Empresarial Sociedad Española para la Transformación Tecnológica (SETT E.P.E.) in the February PIPE. The address of Entidad Pública Empresarial Sociedad Española para la Transformación Tecnológica (SETT E.P.E.) is Calle Mármol, núm 2, Edificio Rio, 55, Madrid 28005 (Spain).

(4)

Consists of (i) 1,367,879 Class A Shares held by Iberdrola, S.A., Iberdrola Participaciones, S.A.U. and Inversiones Financieras Perseo, S.L.U. prior to the June 2026 PIPE, (ii) 501,361 Class A Shares purchased by Inversiones Financieras Perseo, S.L. in the June 2026 PIPE and (iii) 250,680 Class A Shares issuable upon the exercise of 250,680 Warrants. Based on a Schedule 13G/A filed on July 25, 2025 and information available to the Company, Iberdrola, S.A., Iberdrola Participaciones S.A.U. and Inversiones Financieras Perseo S.L.U. have shared voting power and shared investment power over 2,119,920 Class A Shares. The address of the foregoing beneficial owners is Plaza Euskadi, 5, Bilbao (Bizkaia), Spain 48009.

(5)

Consists of (i) prior to the PIPEs, (x) 173,447 Class B Shares that are convertible into Class A Shares and 757,500 Class A Shares beneficially held by KARIEGA VENTURES, S.L. (“Kariega”) and (y) 17,087 Class A Shares held by Enric Asunción Escorsa, (ii) 38,764 Class A Shares underlying stock options for Class B Ordinary shares, exercisable as of or within 60 days of July 22, 2026 held by Enric Asunción Escorsa, (iii) 6,760 Class A Shares purchased by Enric Asunción Escorsa in the February PIPE, (iv) 461,452 Class A Shares purchased by Kariega in the PIPEs and (v) 162,942 Class A Shares issuable upon the exercise of 162,942 Warrants. Enric Asunción Escorsa and Kariega have shared voting power and shared investment power over 173,447 Class B Shares that are convertible into Class A Shares. The address of

Enric Asunción Escorsa is Av. Diagonal nº 419, 4th floor, Barcelona 08008, Spain. Enric Asunción Escorsa is the Chief Executive Officer of Wallbox and member of the Board of Directors.
(6)

Consists of (i) prior to the PIPEs, (x) 756,754 Class A Shares held of record by Mingkiri, S.L. prior to the PIPEs and (ii) 43,176 held of record by Anangu Grup, S.L., (iii) 756,004 Class A Shares purchased by Mingkiri, S.L. in the PIPEs, and (vi) 250,680 Class A Shares issuable upon the exercise of 250,680 Warrants. Marta Santacana Gri has sole dispositive power over the securities held of record by Anangu Grup, S.L. and shared dispositive power over the securities held of record by Mingkiri S.L. The address of the foregoing named beneficial owners is Calle Marquès de Sentmenat no. 97, piso 5, puerta A, Barcelona, Spain, 08029. Marc Sabé is member of the Board of Directors.

(7)

Consists of (i) 736,222 Class A Shares held by Consilium S.L. prior to the PIPEs based on the Schedule 13G/A filed on May 2, 2025, (ii) 709,351 Class A Shares purchased by Consilium S.L. in the PIPEs and (iii) 250,680 Class A Shares issuable upon the exercise of 250,680 Warrants. The address of Consilium, S.L. is address at Plaza Europa 34, Planta 18, L’Hospitalet de Llobregat, Barcelona, Spain 08902. Investment and voting decisions with respect to the shares held by Consilium, S.L. are made by Mariano Puig Guasch and Daniel Puig Guasch who have sole dispositive power over such shares.

(8)

Consists of (i) 638,701 Class A Shares held of record by AM Gestió, S.L. prior to the PIPEs, (ii) 756,004 Class A Shares purchased by A.M. GESTIO, S.L. in the PIPEs, and (iii) 250,680 Class A Shares issuable upon the exercise of 250,680 Warrants. The address of the foregoing named beneficial owners is C/ROSSELLO, 224, 3A, Barcelona 08008, Spain. Pedro Alonso is member of the Board of Directors.

(9)

Consists of (i) 2,083,333 Class A Shares purchased by INSTRUMENTS FINANCERS PER A EMPRESES INNOVADORES, S.L. Unipersonal (IFEM) in the June 2026 PIPE and (ii) 1,041,666 Class A Shares issuable upon the exercise of 1,041,666 Warrants. The address of the foregoing named beneficial owners is Gran Via de les Corts Catalanes, 635 - 6 1, 08010, Barcelona, Spain.

(10)

Consists of (i) 1,687,500 Class A Shares purchased by FOCUS ON NEXT FRONTIER, S.L.U. in the June 2026 PIPE and (ii) 843,750 Class A Shares issuable upon the exercise of 843,750 Warrants. The address of the foregoing named beneficial owners is Joan de la Cierva, 2 - P.I. La Torre, 08760-Martorell, Barcelona, Spain.

(11)

Percentage for Enric Asunción Escorsa is based on Class A Shares outstanding assuming conversion of all Class B Shares beneficially held by Enric Asunción Escorsa into Class A Shares. Percentage for all other selling securityholders is based on only Class A Shares outstanding.

PLAN OF DISTRIBUTION

Settlement Shares

We are offering up to 152,286 Settlement Shares pursuant to a settlement agreement in lieu of a cash payment. We will not receive any proceeds from the offering of these securities. No underwriters or agents will be involved, and no commissions will be payable by us with respect to the offering.

Resale Shares

This prospectus also relates to the offer and sale from time to time by the selling securityholders of up to (i) 10,369,681 Class A Shares issued to the PIPE Investors and (ii) 3,531,696 Class A Shares issuable upon the exercise of 3,531,696 Warrants. This prospectus also covers any additional securities that may become issuable by reason of share splits, share dividends or other similar transactions. All of the Class A Shares offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from such sales; however, we expect we would receive up to approximately $23 million from the exercise of the Warrants, if exercised at all, unless such Warrants were exercised on a “cashless” basis.

The selling securityholders will pay any underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the securities. Unless otherwise agreed with the selling securityholders, we will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities beneficially owned by the selling securityholders covered by this prospectus may be offered and sold from time to time by the selling securityholders. The term “selling securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to our then current market price or in negotiated transactions. Each selling securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The selling securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

Subject to the limitations set forth in the subscription agreements, the selling securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of NYSE;

•

through trading plans entered into by a selling securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	short sales;

•	distribution to employees, members, limited partners or stockholders of the selling securityholders;

•	through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise;

•	by pledge to secured debt and other obligations;

•	delayed delivery arrangement;

•	to or through underwriters or broker-dealers;

•	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices;

•

at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	in options transactions;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, a selling securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the selling securityholders will sell all or any of the securities offered by this prospectus. In addition, the selling securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The selling securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

The selling securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a selling securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholder.

With respect to a particular offering of the securities held by the selling securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

•	the specific securities to be offered and sold;

•	the names of the selling securityholders;

•	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•	settlement of short sales entered into after the date of this prospectus;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.

In connection with distributions of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the securities short and redeliver the securities to close out such short positions. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The selling securityholders may solicit offers to purchase the securities directly from, and they may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our Class A Shares are listed on NYSE under the symbol “WBX.”

The selling securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the selling securityholders pay for solicitation of these contracts.

The selling securityholders may use one or more underwriters to sell the securities covered by this prospectus.

Any compensation paid to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers will be provided in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses. Except to the extent otherwise set forth in a prospectus supplement, in any underwritten offering, we and our officers, directors, and the applicable selling securityholders may agree with the underwriter(s) not to dispose of or hedge any of their Class A Shares or securities convertible into or exchangeable for Class A Shares for a period of time to be agreed with the underwriter(s), without the prior written consent of the lead managing underwriter or underwriters, subject to certain exceptions.

The selling securityholder may be deemed to be an “underwriter” within the meaning of the Securities Act with respect to the shares it is offering for resale.

The underwriter(s) and their affiliates may have engaged in, and may in the future engage in, investment banking, commercial banking, financial advisory, and other commercial dealings in the ordinary course of business with us or our affiliates. They may have received, or may in the future receive, customary fees and commissions for these transactions.

Any underwriter(s) and/or their respective affiliates may act in various capacities and/or be lenders under our financing facilities from time to time.

A selling securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any selling securityholder or borrowed from any selling securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any selling securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any selling securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

We have agreed to indemnify certain of the selling securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law.

We have agreed with certain selling securityholders pursuant to the subscription agreements to use commercially reasonable efforts to keep the registration statement of which this prospectus constitutes a part effective until the earlier of the following: (i) the selling securityholder ceases to hold any securities covered by this prospectus or (ii) the date all securities covered by this prospectus held by selling securityholder may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) or Rule 144(i)(2), as applicable, and (iii) three years from the effective date of this prospectus.

Notice to prospective investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant State”), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation (Regulation (EU) 2017/1129):

•	to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

•

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer;

•	or in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require us to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person in a Relevant State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any shares being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which our prior consent has been obtained to each such proposed offer or resale.

For the purpose of the above provisions, the expression an “offer to the public” in relation to any shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares.

EXPENSES OF THE OFFERING

The following table sets forth the expenses (other than underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation, if any) expected to be incurred by us in connection with a possible offering of securities registered under this registration statement. All amounts are estimated except for the SEC registration fee.

Expenses	Amount
SEC Registration Fee	$7,717.41
FINRA Filing Fee	(1)
Printing and engraving expenses	20,000.00
Legal fees and expenses	30,000.00
Accounting fees and expenses	15,000.00
Miscellaneous costs	(1)

Total	$72,717.41

(1) These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be estimated at the time.

LEGAL MATTERS

Loyens & Loeff N.V., Dutch counsel to Wallbox, has provided a legal opinion for Wallbox regarding (i) valid issue, (ii) paying up and (iii) non-assessability of the Class A Shares offered by this document, based on the assumptions and subject to the qualifications and limitations set out therein. Certain legal matters relating to U.S. law will be passed upon for Wallbox by Gibson, Dunn & Crutcher, LLP, New York, New York.

Additional legal matters may be passed upon for us, the selling securityholders or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Wallbox N.V. as of December 31, 2025 and 2024 and for each of the three years in the period ended December 31, 2025 incorporated by reference in this prospectus and in the registration statement have been so incorporated by reference in reliance on the report of Ernst & Young, S.L., an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

ENFORCEMENT OF CIVIL LIABILITIES

We are a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands, our headquarters are located in Spain and we are a tax resident of Spain with our place of effective management in Spain. The majority of our assets are located outside the United States. As of the date of this prospectus, the majority of our directors reside outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them or us in U.S. courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States. In addition, it is not clear whether a Dutch court would impose civil liability on us or any of our directors and executive officers in an original action based solely upon the federal securities laws of the United States brought in a court of competent jurisdiction in the Netherlands.

The United States and the Netherlands currently do not have a treaty providing for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Consequently, a final judgment for payment given by a court in the United States, whether or not predicated solely upon U.S. securities laws, would not automatically be recognized or enforceable in the Netherlands. In order to obtain a judgment which is enforceable in the Netherlands, the party in whose favor a final and conclusive judgment of the U.S. court has been rendered will be required to file its claim with a court of competent jurisdiction in the Netherlands. Under current practice, the courts of the Netherlands may be expected to render a judgment in accordance with the judgment of the relevant foreign court, provided that such judgment (i) is a final judgment and has been rendered by a court which has established its jurisdiction over the Dutch company on the basis of internationally accepted grounds of jurisdiction, (ii) has not been rendered in violation of elementary principles of proper procedure (behoorlijke rechtspleging), (iii) is not contrary to the public policy of the Netherlands and (iv) is not incompatible with (a) a prior judgment of a Netherlands court rendered in a dispute between the same parties, or (b) a prior judgment of a foreign court rendered in a dispute between the same parties, concerning the same subject matter and based on the same cause of action, provided that such prior judgment is capable of being recognized in the Netherlands. Dutch courts may deny the recognition and enforcement of punitive damages or other awards. Moreover, a Dutch court may reduce the amount of damages granted by a U.S. court and recognize damages only to the extent that they are necessary to compensate actual losses or damages. Enforcement and recognition of judgments of U.S. courts in the Netherlands are solely governed by the provisions of the Dutch Civil Procedure Code. If no leave to enforce is granted, claimants must litigate the claim again before a competent Dutch court.

Despite any generally recognized choice of law clause for a jurisdiction other than the Netherlands contained in an agreement, a court in the Netherlands (a) may apply overriding mandatory provisions of (i) Netherlands law and (ii) the law of the country where the obligations arising out of such agreement have to be or have been performed, in so far as those overriding mandatory provisions render the performance of such agreement unlawful, (b) may refuse application of a provision of the chosen law if application thereof is manifestly incompatible with the public policy (ordre public) of the Netherlands or the European Union, (c) may, in relation to the manner of performance of such agreement and the steps to be taken in the event of defective performance, have regard to the law of the country where performance of such agreement takes place and (d) will ignore the choice of law clause to the extent it relates to (i) an act of unfair competition or an act restricting free competition, (ii) infringement of an intellectual property right, or (iii) the proprietary aspects of a transfer of title or the granting of security and other proprietary rights.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	Indemnification of Directors and Officers

Under Dutch law, directors of a Dutch public company may be held jointly and severally liable to the Company for damages in the event of improper performance of their duties. In addition, directors may be held liable to third parties for any actions that may give rise to a tort. This applies equally to our non-executive directors and executive directors.

Pursuant to our articles of association and unless Dutch law provides otherwise, the Company shall indemnify and hold harmless any current and former non-executive directors and executive directors (each of them an “Indemnified Person”, in any anticipated or pending action, suit, proceeding or for any claim against that Indemnified Person that he may derive from exercising his respective duties as a executive or non-executive director of the Company, which includes the indemnification for, among others, costs and expenses, payments, liabilities, claims, fines and penalties (the “Claims”)) incurred by the Indemnified Person, provided that the Indemnified Person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company or out of his mandate, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Indemnified amounts may be paid by the Company in advance of the final disposition of the relevant anticipated or pending action, suit or proceeding against that Indemnified Person, upon a resolution of the board of directors of the Company with respect to the specific case.

A current or former executive director or non-executive director shall not be entitled to any indemnification in accordance with the Company’s articles of association, if and to the extent:

i)

a competent court, a judicial tribunal or, in case of an arbitration, an arbitrator or arbitral panel has established by final judgement that is not open to challenge or appeal, that the acts or omissions of the respective executive director or non-executive director can be considered intentional, wilfully reckless or seriously culpable, unless this would in the given circumstances be unacceptable according to the standards of reasonableness and fairness;

ii)

the costs or the decrease in assets of the respective executive director or non-executive director are/is covered by an insurance and the insurer started payment of the costs or the decrease in assets; or

iii)	the Company and/or a company in the group brought the procedure in question up before the relevant court, judicial tribunal or, in case of an arbitration, arbitrator or arbitral panel,

in which event the respective executive director or non-executive director shall immediately repay any amount paid to him (in advance, as the case may be) by the Company in accordance with the Company’s articles of association.

We have also entered into, or intend to enter into, indemnification agreements with each of our directors and executive officers that are in some respects broader than the provisions of our articles of association described above.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Recent Sales of Unregistered Securities.

The following sets forth information regarding all securities sold by the Registrant within the past three years that were not registered under the Securities Act.

Private placements of Class A Shares

On December 13, 2023, the Registrant issued and sold 10,360,657 Class A Shares (518,031 after giving effect to the Reverse Stock Split) to certain existing investors and Generac at $3.05 per share ($61 after giving effect to the Reverse Stock Split), for aggregate gross proceeds of approximately $31.6 million (€29.3 million).

On August 5, 2024, the Registrant issued and sold 36,334,277 Class A Shares (1,816,711 after giving effect to the Reverse Stock Split) to certain existing investors and strategic partners at $1.24 per share ($24.77 after giving effect to the Reverse Stock Split), for aggregate gross proceeds of approximately $45.0 million (€41.4 million). On February 21, 2025, the Registrant issued and sold 1,335,354 Class A Shares to certain existing investors and strategic partners at $7.3960 per share, for aggregate gross proceeds of approximately $10.0 million (€9.4 million).

On June 2, 2025, the Registrant issued and sold 1,122,945 Class A Shares to certain existing investors and strategic partners at $5.0260 per share, for aggregate gross proceeds of approximately $5.6 million (€4.9 million).

On June 17, 2025, the Registrant issued and sold 1,887,981 Class A Shares to Entidad Pública Empresarial Sociedad Española para la Transformación Tecnológica (SETT E.P.E.) at $5.0260 per share, for aggregate gross proceeds of approximately $9.5 million (€8.3 million).

On June 30, 2026 and July 1, 2026, the Registrant issued and sold 6,603,523 Class A Shares at $2.7216 per share for gross proceeds of approximately $18.0 million, and we agreed to grant 3,301,758 Warrants to purchase up to 3,301,758 Class A Shares, to the June 2026 PIPE Investors.

Shares issued as acquisition consideration

On or about July 3, 2024, the Registrant issued 380,208 Class A Shares (19,009 after giving effect to the Reverse Stock Split) as an earn-out payment to certain sellers in connection with the acquisition of AR Electronic Solutions, S.L.

Warrants

On July 30, 2024, the Registrant issued to Generac an aggregate of 13,102,971 Original Warrants, consisting of 11,135,873 warrants and 1,967,098 warrants, each exercisable for an equal number of Class A Shares at an exercise price of up to $3.05 per share. Following the Reverse Stock Split, these warrants are exercisable for an aggregate of 655,147 Class A Shares at an exercise price of $61.00 per share. On October 9, 2025, the Registrant issued to Generac an aggregate of 229,938 Warrants under the 2025 Warrant Agreement, exercisable for an equal number of Class A Shares at an exercise price of up to $61.00 per share.

Exemption from registration

The offers and sales of the securities described above were made in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D thereunder (for sales to accredited investors) and/or Regulation S under the Securities Act (for offers and sales made outside the United States to non-U.S. persons). No underwriters were involved in the foregoing issuances. The recipients represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the securities issued in these transactions.

Item 8.	Exhibits and Financial Statement Schedules

Exhibit Number	Exhibit Description	Incorporated by Reference
		Form	File No.	Exhibit	Filing Date

2.1	Form of 2025 Subscription Agreement.	6-K	001-40865	2.1	2/24/25

2.2	Form of 2026 Subscription Agreement.	6-K	001-40865	2.2	7/2/26

3.1	Articles of Association of Wallbox N.V.	6-K	001-40865	3.1	10/1/21

3.2	Deed of Amendment to Articles of Association (Deed I – Increase authorized capital).	6-K	001-40865	1.1	7/2/25

3.3	Deed of Amendment to Articles of Association (Deed II – Reversed stock split).	6-K	001-40865	1.2	7/2/25

4.1*	Form of Warrant Agreement for Generac Power Systems, Inc.

4.2*	Form of Warrant Agreement for June 2026 PIPE Investors

5.1*	Opinion of Loyens & Loeff N.V.

23.1*	Consent of Ernst & Young, S.L., independent registered public accounting firm.

23.2*	Consent of Loyens & Loeff N.V. (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page hereto).

107*	Calculation of Filing Fee Tables.

*	Filed herewith.

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communications that is an offer in the offering made by the undersigned registrant to the purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Barcelona on the 31th day of July 2026.

Wallbox N.V.

By:	/s/ Enric Asunción Escorsa
Name: Enric Asunción Escorsa
Title: Chief Executive Officer

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Enric Asunción Escorsa and Isabel López Trujillo, and each of them singly, as his true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Enric Asunción Escorsa Enric Asunción Escorsa	Chief Executive Officer, Executive Director (Principal Executive Officer)	July 31, 2026

/s/ Isabel López Trujillo Isabel López Trujillo	Chief Financial Officer (Principal Financial and Principal Accounting Officer)	July 31, 2026

/s/ Pedro Alonso Agüera Pedro Alonso Agüera	Non-Executive Director	July 31, 2026

/s/ Francisco J. Riberas Mera Francisco J. Riberas Mera	Non-Executive Director	July 31, 2026

/s/ Jordi Lainz Galvada Jordi Lainz Galvada	Non-Executive Director	July 31, 2026

/s/ Juan González del Castillo Burgos Juan González del Castillo Burgos	Non-Executive Director	July 31, 2026

/s/ Marc Sabé Richer Marc Sabé Richer	Non-Executive Director	July 31, 2026

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act, the undersigned, the duly authorized representative in the United States of Wallbox N.V., has signed this registration statement on the 31th day of July 2026.

Wallbox USA Inc.

By:	/s/ Enric Asunción Escorsa
Name: Enric Asunción Escorsa
Title: Chief Executive Officer